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                                                                   Sub-Item 77C

              SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

                INVESCO CALIFORNIA VALUE MUNICIPAL INCOME TRUST

A Joint Annual Meeting ("Meeting") of Shareholders of Invesco California Value Municipal Income Trust (the "Fund") was held on August 26, 2015. The Meeting was held for the following purposes:

(1). Election of Trustees by Common Shareholders and Preferred Shareholders voting together as a single class.

(2). Election of Trustees by Preferred Shareholders voting as a separate class.

The results of the voting on the above matters were as follows:

                                              Votes     Votes
               Matters                         For     Withheld
               -------                      ---------- ---------
               (1). James T. Bunch......... 41,536,379 1,378,762
                    Bruce L. Crockett...... 41,526,089 1,389,052
                    Rodney F. Dammeyer..... 41,533,538 1,381,603
                    Jack M. Fields......... 41,599,066 1,316,075
                    Martin L. Flanagan..... 41,568,270 1,346,871

               (2). David C. Arch..........      1,883         0